Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 6, 2012 on the financial statements of Counseling International, Inc. (a development stage company), as of March 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period ended March 31, 2012 and from September 30, 2011 (inception) to March 31, 2012, included herein on the registration statement of Counseling International, Inc. on Form S-1 (amendment No. 2), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
November 19, 2012